EXHIBIT 11


                           MBIA INC. AND SUBSIDIARIES


            COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                     (In thousands except per share amounts)

                                       Three months ended               Nine months ended
                                            September 30                    September 30
                                    -------------------------       -------------------------
                                       1997           1996             1997           1996
                                    ----------     ----------       ----------     ----------
Net income                             $96,565        $83,321         $276,524       $240,683
                                    ==========     ==========       ==========     ==========

Fully diluted shares:

   Average number of common
       shares outstanding               44,440         43,064           43,707         42,819

   Assumed exercise of dilutive
       stock options                       448            425              471            481
                                    ----------     ----------       ----------     ----------
                                        44,888         43,489           44,178         43,300
                                    ==========     ==========       ==========     ==========

Earnings per share assuming
   full dilution                         $2.15          $1.92            $6.26          $5.56
                                    ==========     ==========       ==========     ==========